KBL LLP
CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated July 8, 2010, for the period November 23, 2009 (Inception) through March 31, 2010, related to the financial statements of American Energy Fields, Inc., and the unaudited interim financial statements for the nine months ended December 31, 2010, which appear in American Energy Fields, Inc's Registration Statement on Form S-1 filed on or about May 2, 2011.

/s/ KBL, LLP
New York, NY
May 2, 2011